                                                                      EXHIBIT 11

                           COMVERSE TECHNOLOGY, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             Three months ended
                                                        JUNE 30, 1997*  JULY 31, 1998

Basic earnings per share:

  Net income                                                  $17,050         $26,067
                                                              =======         =======

Weighted average number of outstanding common shares           41,847          43,842
                                                              =======         =======

Basic earnings per share                                      $  0.41         $  0.59
                                                              =======         =======

Diluted earnings per share:

  Net income                                                  $17,050         $26,067
                                                              =======         =======


Weighted average number of outstanding common shares           41,847          43,842
Additional shares assuming exercise of stock options            3,915           3,921
                                                              -------         -------

Weighted average number of outstanding common shares
  assuming full dilution                                       45,762          47,763
                                                              =======         =======

Diluted earnings per share                                    $  0.37         $  0.55
                                                              =======         =======




* Restated for pooling of interests with Boston Technology, Inc.


                           Page 18 of 19 Total Pages

                                                                      EXHIBIT 11

                           COMVERSE TECHNOLOGY, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              SIX MONTHS ENDED
                                                        JUNE 30, 1997*  JULY 31, 1998

Basic earnings per share:

  Net income                                                  $32,544         $50,037
                                                              =======         =======

Weighted average number of outstanding common shares           41,618          43,666
                                                              =======         =======

Basic earnings per share                                      $  0.78         $  1.15
                                                              =======         =======


Diluted earnings per share:

  Net income                                                  $32,544          $50,037
                                                              =======          =======

Weighted average number of outstanding common shares           41,618           43,666
Additional shares assuming exercise of stock options            3,936            3,752
                                                              -------          -------

Weighted average number of outstanding common shares
  assuming full dilution                                       45,554           47,418
                                                              =======          =======

Diluted earnings per share                                    $  0.71          $  1.06
                                                              =======          =======






* Restated for pooling of interests with Boston Technology, Inc.


Page 19 of 19 Total Pages